Exhibit 99B.10

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 15, 2000, relating to the financial statements and selected ratio data of PIC Balanced Portfolio which appears in the October 31, 2000 annual report to shareholders of PIC Investment Trust which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Custodian and Auditors" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

New York, NY
February 26, 2001